Exhibit 99.1

For Immediate Release

Contact:

Maria	Gemskie
(312)	435-3620

news@cbot.com

CBOT TO LIST AGRICULTURAL FUTURES CONTRACTS ON ITS ELECTRONIC TRADING PLATFORM DURING DAYTIME TRADING HOURS

Creates Greater Opportunities to Trade CBOT Benchmark Agricultural Products and Leverages CBOT’s Robust Electronic Trading Platform

CHICAGO, IL, April 26, 2006 - The Chicago Board of Trade (CBOT®), one of the world’s leading derivatives exchanges, today announced that it is increasing global access to its benchmark Agricultural products by offering trading of CBOT Agricultural futures contracts on its electronic trading platform during daytime trading hours.

On August 1, 2006, the CBOT expects to begin trading its Corn, Wheat, Soybean, Soybean Oil, Soybean Meal, Rough Rice and Oat futures contracts on e-cbot, the Exchange’s electronic trading platform, side-by-side with CBOT open auction markets.

Trading hours for the electronically traded Agricultural contracts will be from 6:30 p.m. to 6:00 a.m. and the new daytime hours will be from 9:30 a.m. to 1:15 p.m. (Chicago Time). These new trading hours will continue to expand market access to the CBOT’s benchmark Agricultural products to accommodate its global customers, particularly those in the European and Asian time zones.

CBOT Chairman Charles P. Carey said, “Side-by-side trading of the CBOT’s benchmark Agricultural products brings together the long-standing trading expertise of the open auction market and the efficiencies and distribution driven by the Exchange’s electronic trading platform. This exciting new synergy holds the potential for enhanced trading opportunities for the entire marketplace.”

CBOT President and Chief Executive Officer Bernard W. Dan noted, “The move to list our Agricultural contracts on e-cbot during the day was driven by strong customer demand, and it represents an outstanding opportunity for all of our market participants. This historic action extends the reach of the e-cbot platform and we believe it will create a single pool of liquidity, encompassing both the open auction and electronic environments, in a move that is geared toward attracting new users from around the world.”

In addition, the Exchange will list its South American Soybean and Ethanol futures contracts during daytime hours on e-cbot. The CBOT’s South American Soybean contract is expected to trade from 6:31 p.m. to 6:00 a.m. and from 9:00 a.m. to 1:15 p.m. beginning Monday, May 15, 2006. The CBOT Ethanol futures contract is expected to trade on e-cbot from 6:36 p.m. to 6:00 a.m. and from 9:30 a.m. to 1:15 p.m. beginning Wednesday, May 31, 2006.

Aside from differing ticker symbols, the contract specifications for the electronically-traded Agricultural products will be the same as those traded on the open auction platform. Therefore, the electronic contracts will be fully fungible with the corresponding open auction contracts.

About the CBOT

As one of the leading global derivative exchanges, the Chicago Board of Trade provides a diverse mix of financial, equity and commodity futures and options-on-futures products. Building on its 158-year history, the CBOT continues to advance into the future using the strength of deep liquidity, market integrity and member-trader expertise. Using superior trading technology in both electronic and open-auction trading platforms, the CBOT provides premier customer service to risk managers and investors worldwide. For more information, visit our website at www.cbot.com.

Forward Looking Statements

In this release, our use of the words “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “predicts,” “potential” or “continue” or other comparable terminology is intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in filings made by CBOT Holdings with the Securities and Exchange Commission, which can be obtained at its website at www.sec.gov. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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